Exhibit 21.1

American Railcar Industries, Inc. wholly owns the following companies:

Subsidiary

1	ARI Component Venture, LLC[1], a Delaware limited liability company
2	ARI Fleet Services of Canada, Inc., a corporation registered in Ontario, Canada
3	ARI Leasing, LLC, a Delaware limited liability company
4	ARI Longtrain, Inc., a Delaware corporation
5	ARI Property Bude, LLC, a Delaware limited liability company
6	ARI Property Brookhaven, LLC, a Delaware limited liability company
7	ARI Property Goodrich, LLC, a Delaware limited liability company
8	ARI Longview, LLC, a Delaware limited liability company
9	ARI Mobile Repair Services, LLC, a Delaware limited liability company
10	ARI Property North Kansas, LLC, a Delaware limited liability company
11	ARI Property Tennille, LLC, a Delaware limited liability company
12	ARI Railcar Services, LLC, a Delaware limited liability company
13	Blue Lagoon Realty, LLC, a Delaware limited liability company
14	Castings LLC[2], a Delaware limited liability company
15	Longtrain Leasing I, LLC, a Delaware limited liability company
16	Longtrain Leasing II, LLC, a Delaware limited liability company
17	Longtrain Leasing III, LLC, a Delaware limited liability company
18	Southwest Steel Casting Company, LLC, a Texas limited liability company
19	Southwest Steel Property, LLC, a Delaware limited liability company

1ARI Component Venture, LLC, is a joint venture partner in Axis, LLC, a Delaware limited liability company, which owns Axis Operating Company LLC, a Delaware limited liability company.

2Castings, LLC is a joint venture partner in Ohio Castings Company, LLC, a Delaware limited liability company.